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                                                                       Exhibit 5

                     [Letterhead of Howard, Darby & Levin]



                                                                 August 26, 1997


Physician Support Systems, Inc.
Route 230 and Eby-Chiques Road
Mt. Joy, Pennsylvania  17552

Dear Sirs:

     In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 849,750 shares of common stock, par value $.00l per share (the "Shares"), of Physician Support Systems, Inc., a Delaware corporation (the "Company"), issuable by the Company upon the exercise of stock options granted or to be granted pursuant to the Company's Amended and Restated 1996 Stock Option Plan (the "Plan"), we have reviewed such corporate records, certificates and other documents, and such questions of law, as we have deemed necessary or appropriate for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that:

     (1) The Shares have been duly authorized and reserved for issuance pursuant to the Plan.

     (2) When the registration statement on Form S-8 in respect of the Shares has become effective under the Act and the Shares have been duly issued upon the exercise of stock options pursuant to the Plan, and assuming compliance with the Act, the Shares will be duly and validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                              Very truly yours,


                              /s/ HOWARD, DARBY & LEVIN